Exhibit 99.1

Press Release

Weatherford Completes Sale of Land Drilling Rigs

BAAR, Switzerland, March 25, 2019 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) today announced it has completed the sale of two land drilling rigs that were relocated in Algeria and has delivered two idle land drilling rigs from Iraq. The Company received $10 million in cash for each of the land drilling rigs relocated in Algeria and an additional $12 million in cash for the delivery of two idle land drilling rigs outside of Iraq, for aggregate proceeds of $32 million.

In July 2018, a subsidiary of Weatherford signed definitive agreements with ADES International Holding PLC for the sale of Weatherford’s land drilling rig operations in Algeria, Kuwait and Saudi Arabia as well as two idle land rigs in Iraq, for an aggregate cash purchase price of $287.5 million (the “Transaction”). The Transaction includes 31 land drilling rigs and related drilling contracts, as well as approximately 2,300 employees and contract personnel.

These transactions are the last in a series that were subject to regulatory approvals, consents and other customary closing conditions. In December 2018, the Company announced the closing of its Precision Drilling Services Saudi Arabia land drilling operations for $92.5 million in cash. In November 2018, the Company announced the closing of its Kuwait land drilling rigs sale for $123 million in cash, and an additional $12 million to be received in equal $6 million increments upon the delivery of two idle land drilling rigs from Iraq. In February 2019, the Company announced the completion of the sale of four contracted drilling rigs in Algeria for $40 million in cash. In total, the Company has received aggregate proceeds of $287.5 million that it has already used or intends to use to reduce its debt.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 80 countries and has a network of approximately 700 locations, including manufacturing, service, research and development, and training facilities and employs approximately 26,500 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

About ADES International Holding
ADES International Holding extends oil and gas drilling and production services through its subsidiaries and is a leading service provider in the Middle East and North Africa, offering onshore and offshore contract drilling as well as workover and production services. Its c.4,000 employees serve clients including major national oil companies (“NOCs”) such as Saudi Aramco and Kuwait Oil Company as well as joint ventures of NOCs with global majors including BP and Eni. While maintaining a superior health, safety and environmental record, the Group currently has a fleet of thirty four onshore drilling rigs, thirteen jack-up offshore drilling rigs, a jack-up barge, and a mobile offshore production unit (“MOPU”), which includes a floating storage and offloading unit. For more information, visit investors.adihgroup.com.

Forward-Looking Statements
This press release includes forward-looking statements as defined under federal law, including, but not limited to, those related to the sale transactions described in this press release and the use of proceeds therefrom. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Contacts:

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer, Weatherford

Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer, Weatherford